Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
March 31, 2010

Certain Risk Considerations Related to Structured Investments

Structured investments are typically fixed-maturity investments made up of two components, a zero coupon bond and an option.  Structured investments can be complicated and are intended to be “buy and hold” investments.  Certain structured investments offer principal protection from downside risk in exchange for forgoing some upside potential.  Your principal may not be fully protected at maturity.

Investing in structured investments is not equivalent to investing directly in a reference asset or basket of reference assets, and may carry risks such as loss of principal; e.g., if not principal protected or liquidated prior to maturity.  At maturity, investors may gain exposure to the performance of a reference asset or basket of reference assets based on specific terms of each structured investment.

Structured investments contain unique and different features and considerations.  These include but are not limited to:
Underlying Reference Assets – Performance may be based on one or more reference assets or indices;
Participation Rate – Rate at which an investor will participate in the return of the underlying reference asset(s), which may be more or less than 100%;
Return Calculation – Returns may be based on a predetermined formula and may not match the actual return of the underlying reference assets or indices. Calculations may include caps, floors and barriers which may impact return;
Minimum Return – Structured investments may contain a cumulative minimum return not based on underlying performance;
Original Issue Discount (OID) – Accrued interest realized and treated as a taxable event each year but not paid out until maturity (applies to fully principal protected notes and CDs only);
Liquidity – JPMSI intends to offer to purchase the structured investments in the secondary market but is not required to do so;
Principal Risk – Investor may receive less than originally invested;
Credit Risk – Payment on the notes is dependent on the applicable JPMorgan issuer’s ability to pay the amount due on the notes at maturity, and therefore your payment on the notes is subject to our credit risk.

SEC Legend: JPMorgan Chase & Co., or J.P. Morgan, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or the SEC, for any offerings to which these materials relate.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and the other documents relating to such offering that J.P. Morgan has filed with the SEC for more complete information about J.P. Morgan and the offering of any securities.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, J.P. Morgan, any agent or any dealer participating in the particular offering will arrange to send you the prospectus, the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.